Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SCICLONE ANNOUNCES MANAGEMENT TRANSITIONS

IN CHINA OPERATIONS

Foster City, Calif. – September 10, 2012 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced that Mark Lotter will resign from the position of Chief Executive Officer of SciClone’s China Operations at the end of this year and plans to relocate from Shanghai to London in order to spend more time with his family. At that time Mr. Lotter will also resign his position as a director of the Company.

The Company has started a formal search for a permanent CEO for our China Operations with significant multinational pharmaceutical industry experience. In the coming months our CEO, Friedhelm Blobel will work with Mark and the management team to assure a smooth transition.

Commented Dr. Blobel: “The SciClone Board of Directors joins me in expressing our appreciation to Mark for his many contributions to our Company’s success following the acquisition of NovaMed in April 2011. As NovaMed’s founder, Mark successfully grew this promising company into a well-respected specialty pharmaceutical company in China with a valuable product portfolio and product pipeline. All of us have enjoyed working in partnership with Mark on the successful integration of NovaMed into SciClone and on helping our combined Company to strengthen its standing in the top echelon of China pharmaceutical companies. Mark has had a long and productive career as a pharmaceutical executive, and we are confident that his talents and experience will serve him well in his future endeavors.”

Commented Mark Lotter: “I would like to thank all involved for their support in building what I believe has become the leading China specialty pharmaceutical company. SciClone today has a strong and experienced China management team, including seasoned general managers of our three business units, a strong portfolio of products and key strategic collaborations. Founding NovaMed, doing the merger and leading the SciClone China operations for the last year and half has been a highly rewarding experience. I remain confident that SciClone will grow even stronger and continue to build its position in China. While my decision to leave will enable me to spend more time with my family, I am fully committed to facilitating a smooth transition process over the next few months.”

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV) and certain cancers, and as a vaccine adjuvant, according to the local regulatory approvals. Besides ZADAXIN, SciClone markets about 15 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the effect of changes in its practices and policies related to the Company’s compliance programs. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, or of the level of its efforts required to cooperate with those investigations, however the Company has incurred substantial expenses in connection with the investigations and related litigation and expects to incur additional expense and the investigations could result in fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi and/or its affiliates.

Aggrastat is a registered trademark of Medicure International Inc. in the United States, and Iroko Cardio LLC in numerous other countries.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.